As filed with the Securities and Exchange Commission on January 16, 2018.

Registration No. 333-221435

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AquaBounty Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0273	04-3156167
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Mill & Main Place, Suite 395

Maynard, Massachusetts 01754

(978) 648-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Frank

Chief Financial Officer

AquaBounty Technologies, Inc.

2 Mill & Main Place, Suite 395

Maynard, Massachusetts 01754

Telephone: (978) 648-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jocelyn M. Arel, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Telephone: (617) 570-1000	Christopher Martin General Counsel AquaBounty Technologies, Inc. 2 Mill & Main Place, Suite 395 Maynard, Massachusetts 01754 Telephone: (978) 648-6000	Robert F. Charron, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-221435

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-221435) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely to update Exhibit 5.1 to such Registration Statement. This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act.

PART II

Information not required in this prospectus

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1**	Form of Underwriting Agreement.

3.1*	Third Amended and Restated Certificate of Incorporation of AquaBounty Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

3.2*	Certificate of Amendment of Third Amended and Restated Bylaws of AquaBounty Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Current Report on Form 8-K, filed on January 6, 2017).

3.3*	Amended and Restated Bylaws of AquaBounty Technologies, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

4.1*	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

4.2**	Form of Common Stock Purchase Warrant.

5.1	Opinion of Goodwin Procter LLP.

10.1*	Stock Purchase Agreement, by and between AquaBounty Technologies, Inc. and Intrexon Corporation, dated November 7, 2016 (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.2*†	AquaBounty Technologies, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.3*†	Amendment No. 1 to AquaBounty Technologies, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.4*†	Form of Stock Option Agreement pursuant to AquaBounty Technologies, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.5*†	Form of Restricted Stock Agreement pursuant to AquaBounty Technologies, Inc. 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.6*†	AquaBounty Technologies, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.7*†	Form of Stock Option Agreement pursuant to AquaBounty Technologies, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.22 to the Registrant’s Registration Statement on Form 10, filed on December 12, 2016).

10.8*†	Form of Restricted Stock Agreement pursuant to AquaBounty Technologies, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form 10, filed on December 12, 2016).

10.9*	Relationship Agreement, by and between AquaBounty Technologies, Inc. and Intrexon Corporation, dated December 5, 2012 (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.10*	Exclusive Channel Collaboration Agreement, by and between AquaBounty Technologies, Inc. and Intrexon Corporation, dated February 14, 2013 (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

Exhibit Number	Exhibit Description

10.11*	Subscription Agreement, by and between AquaBounty Technologies, Inc. and the investors listed therein, dated February 14, 2013 (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.12*	Subscription Agreement, by and between AquaBounty Technologies, Inc. and Intrexon Corporation, dated March 5, 2014 (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.13*	Subscription Agreement, by and between AquaBounty Technologies, Inc. and Intrexon Corporation, dated June 24, 2015 (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.14*	Promissory Note Purchase Agreement, by and between AquaBounty Technologies, Inc. and Intrexon Corporation, dated February 22, 2016 (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.15*	Lease and Management Agreement, by and between AquaBounty Panama, S. de R.L. and Luis Lamastus, dated October 1, 2013 (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.16*	Agreement, by and among Atlantic Canada Opportunities Agency and AQUA Bounty Canada Inc. and AquaBounty Technologies Inc., dated December 16, 2009 (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.17*†	Employment Agreement, by and between Ronald Stotish and AquaBounty Technologies, Inc., dated April 1, 2006 (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.18*†	Employment Agreement, by and between David Frank and AquaBounty Technologies, Inc., dated October 1, 2007 (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.19*†	Employment Agreement, by and between Alejandro Rojas and AquaBounty Technologies, Inc., dated December 30, 2013 (incorporated by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.20*	Collaborative Research Agreement, by and between AQUA Bounty Canada Inc. and Tethys Aquaculture Canada, Inc., dated March 22, 2012 (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.21*	Intellectual Property License and Full and Final Release among Genesis Group Inc., HSC Research and Development Partnership and AquaBounty Technologies, Inc., dated February 28, 2014 (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.22*	Amended and Restated Lease Agreement, by and between AquaBounty Panama, S. de R.L. and Ligia Gabriela Surgeon de Lamastus, dated May 1, 2016 (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form 10, filed on November 7, 2016).

10.23*	Asset Purchase Agreement by and between AquaBounty Technologies, Inc. and Bell Fish Company LLC, dated as of June 9, 2017 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on August 4, 2017).

21.1*	List of Subsidiaries of AquaBounty Technologies, Inc. (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed on March 16, 2017).

Exhibit Number	Exhibit Description

23.1**	Consent of Wolf & Company, P.C.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Powers of attorney (included on the signature page of the original filing of this Registration Statement)

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definition.

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	XBRL Taxonomy Presentation Linkbase Document.

*	Incorporated herein by reference as indicated.
†	Management contract or compensatory plan or arrangement.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Maynard, Commonwealth of Massachusetts, on the 16th day of January, 2018.

AQUABOUNTY TECHNOLOGIES, INC.

By:	/s/ Ronald L. Stotish
Ronald L. Stotish
Chief Executive Officer, President, and Director

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald L. Stotish Ronald L. Stotish	President, Chief Executive Officer and Director (Principal Executive Officer)	January 16, 2018

/s/ David A. Frank David A. Frank	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 16, 2018

* Richard J. Clothier	Chairman of the Board, Director	January 16, 2018

* Jack A. Bobo	Director	January 16, 2018

* Richard L. Huber	Director	January 16, 2018

* Christine St.Clare	Director	January 16, 2018

* Rick Sterling	Director	January 16, 2018

* James C. Turk	Director	January 16, 2018

*By:	/s/ Ronald L. Stotish Ronald L. Stotish Attorney-in-fact

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